EXHIBIT D-1


STATE OF MAINE                                                Docket No. 97-___
PUBLIC UTILITIES COMMISSION

Re:  CENTRAL MAINE POWER COMPANY,                )
Application for Approval of Reorganizations      )
under Section 708, of Transactions with          )
Affiliated Interests under Section 707,          )
and of Transfers of Assets under Section 1101    )
of Title 35-A M.R.S.A.                           )


I.  INTRODUCTION AND SUMMARY

     1. In this Application, Central Maine Power Company, a "public utility" as defined in 35-A M.R.S.A. Section 102 ("CMP" or the "Company"), requests approval by the Maine Public Utilities Commission (the "Commission") of the formation of a Maine-based holding company. Under a holding company structure, the Company and its non-utility subsidiaries will each become subsidiaries of a new ordinary business corporation whose primary function will be to coordinate the policies and direction of the corporate group and provide capital for subsidiary operations. The Company believes that a holding company structure will provide long-term advantages through increased management and financial flexibility that will better position the Company to operate in a changing business environment, while maintaining the principal business focus on the Company's core transmission and distribution business. In addition, the clearer separation of the Company's core utility business from non-utility enterprises achieved by making the holding company, rather than CMP, the parent of the non- utility subsidiaries will better segregate the operations, risks and costs associated with these non-utility businesses from those involved in providing utility service and provide greater financial flexibility in pursuing non-utility business opportunities.

     2. This Application contains five additional sections, as follows:

     Section II, Reasons for and Benefits of Holding Company Structure, describes the impetus for the Company's holding company initiative and discusses the Company's strategic objectives and the benefits to customers and shareholders of a holding company structure.

     Section III, Description of Proposed Transactions, describes the corporate mechanics and related approvals necessary to put the holding company organization in place.

     Section IV, The Organization, provides details concerning the Company's business and the organizational relationships and businesses of existing and proposed new subsidiaries and other affiliates after the reorganization.

     Section V, Conditions of Reorganization, proposes a set of conditions to the reorganization to ensure the protection of ratepayer interests while providing opportunities for the creation of shareholder value.

     Section VI, Approvals Requested, lists the specific transactions and arrangements for which approvals are requested in this proceeding.

II.  REASONS FOR AND BENEFITS OF HOLDING COMPANY STRUCTURE

     3. Over the past several years, the electric utility industry has been affected by regulatory and market changes resulting from adoption of the Energy Policy Act of 1992; decisions of the Federal Energy Regulatory Commission including Orders 888 and 889 issued in April 1996 mandating open access to transmission services; and in Maine in particular, enactment of the new restructuring law, which will limit the Company primarily to the transmission and distribution of electricity and require the creation of a separate entity to market energy and capacity to retail consumers. In addition, expanding energy options for consumers, due in part to the deregulation of the natural gas industry, have also created competitive challenges for electric utilities. The novel challenges and related opportunities presented by the new environment, as well as earnings pressure in the Company's core business, have caused the Company to assess comprehensively its business strategies, its direction and focus, and its structure for continuing to provide regulated utility service in the most efficient and competitive fashion for Maine customers. At the same time, the Company seeks to attain greater financial, managerial and organizational flexibility to adapt to and take advantage of the changing utility business and emerging business opportunities that, while related to the Company's core business, are non-utility in nature. That flexibility will facilitate initiatives into existing and new energy and telecommunications-related businesses, which will create a broad but related base of income generation that could contribute to corporate growth and buttress overall profitability.

     4. As a result of this assessment, the Company has identified a stronger need to increase its long-term growth potential through investment in related businesses while continuing to develop efficiencies and economies in its core business for the benefit of Maine consumers. The move to a competitive energy industry, together with the revolution in energy and telecommunications-related technologies, have created significant new opportunities for energy and telecommunications service providers to participate in non-utility business ventures that are related to but separate from traditional regulated businesses. Although such non-utility investments will be a relatively small component of the entire system, pursuit of these business opportunities will play an important role in maintaining the long-term financial viability necessary for the Company to continue to provide reliable service to its customers as well as enhance shareholder value. To respond timely, effectively and prudently to these business challenges and opportunities, the Company has concluded that it should reorganize the structure of its business. Therefore, the Company proposes to create a holding company structure as described in this Application./1

     5. Following the reorganization, the Company's core utility business will continue to be the principal business focus of the combined enterprise and of efforts to operate a financially sound and growing business whose objective will be to provide service effectively and efficiently. Maintenance and improvement in the quality of the Company's service will continue to be top priorities. From a business standpoint, the focus must remain on CMP's business reputation as a predominant component of the entire corporate group. In addition, the overwhelming portion of invested capital will continue to be invested in assets in CMP's service area dedicated to providing service to its Maine customers. The Company will not compromise its ability to perform its public service obligation or its relationship with regulators or risk invested capital by retaining insufficient talent or resources to manage those assets effectively and efficiently./2

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1/   Similar  considerations  have led other utilities to form holding companies over the past few years. A partial listing of these companies is attached as Exhibit A.

2/ For further discussion of the Company's business after the reorganization, see section IV.A below.


     6. The holding company ("HoldCo") will continue to develop the non-utility businesses that are now carried out by the Company's subsidiaries. It will also pursue the intended business activities of a new, wholly-owned subsidiary of HoldCo in the business of selling energy and related unregulated products and services ("EnerMark", discussed in section IV.D below), and, to provide another energy option to Maine consumers who do not have access to gas service, a new gas distribution limited liability company ("CMP Gas Company", discussed in section IV.D below) through a new wholly-owned corporate subsidiary of HoldCo
("GasCo", discussed in section IV.D below) that will hold a 50 percent membership interest in CMP Gas Company. In addition, HoldCo may participate in the local gas distribution business in New Hampshire through one or more additional entities (discussed in section IV.D below). HoldCo may also, through a different wholly-owned subsidiary or other affiliate ("PipelineCo", discussed in section IV.D below), acquire an equity interest in the pipeline proposed by Maritimes & Northeast Pipeline L.L.C.

     7. To enhance the ability to market and furnish its services, a non-utility subsidiary may explore opportunities for appropriate affiliations with one or more firms providing similar or complementary services in the targeted markets. While such affiliations may be in the nature of contracts or subcontracts, the subsidiary should have the option of entering into one or more joint ventures, general partnerships, limited partnerships, membership interests in limited liability companies, or other affiliations (including without limitation stock ownership in corporations) with one or more such entities.

     8. Although the Company has not at this point identified other investment opportunities for HoldCo, HoldCo may seek to develop or acquire other businesses that are related to energy and telecommunications services. The Company believes that it is desirable in the long run to pursue non-utility business opportunities that build on core competencies, such as the management and operation of an extensive delivery infrastructure, and other related business opportunities that are complementary to the Company's core business or to these non- utility businesses. This approach creates a more cohesive, focused and efficient investment policy for the entire holding company system. Other criteria for investment in non-utility businesses will be based on the assessment of opportunities and risks relating to prospects for earnings growth, competition, required capital outlays, available resources, and the ability of the enterprise to be self-financing.

     9. To maintain separation from the Company's core business and provide financing flexibility, when a new business opportunity arises, the new business will be operated through a subsidiary of HoldCo rather than the Company. The holding company structure will facilitate the analysis and evaluation of new as well as existing lines of business by the investment community.

     10. Moreover, the use of a holding company structure will enhance legal protections against the imposition of liability on the Company for unregulated business activities since the Company will no longer be the parent of the non-utility enterprises.

     11. Such separation of business functions will facilitate the development of new non-utility business opportunities, as well as existing non-utility businesses, while helping to insulate the Company from any risks associated with these activities and will also broaden access to available financing techniques.

     12. The Company believes that diversified earnings from existing non-utility businesses and proposed new business activities will mitigate the limitations inherent in engaging solely in the transmission and distribution business. By engaging in several complementary businesses with different, but acceptable, risk exposures and business cycles, the risks resulting from operating in a single regulated business will be reduced and opportunities for earnings growth will be created. A lower risk profile for the utility business and the potential for improved and more stable earnings offered by an expanded business base could result in a better position in the capital markets and lower capital costs, enhancing the overall financial strength of the new organization. On the other hand, by operating such businesses in the proposed holding company structure, the Company will be insulated from the performance of unregulated businesses, as discussed in the following paragraphs.

     13. If the proposed reorganization is completed, investments in existing and any new subsidiaries of HoldCo, including EnerMark, GasCo and PipelineCo, will be made by HoldCo rather than the Company. HoldCo will make investments in its subsidiaries by using one or more of the following sources of funds, downstreamed as capital contributions: the proceeds of HoldCo equity issuances to the public, of borrowings under a bank credit facility at the HoldCo level or of other debt issuances by HoldCo, or through dividends from subsidiaries. In addition, HoldCo may guarantee borrowings by its non-utility subsidiaries or enter into keepwell agreements to maintain a specified minimum subsidiary net worth. Sources of financing of non-utility subsidiary business ventures may also include non-recourse project financing, internally-generated funds from those businesses, loans from sister companies other than the Company, subsidiary securities issuances, or investments by third parties. Debt and equity issuances by HoldCo and its non-utility subsidiaries to finance non-utility activities will be the obligation of the issuing entity and not the Company and therefore should generally not impact the Company's credit or affect its ratings. The Company will continue to be responsible for issuing its own debt and preferred equity securities. Its creditworthiness will be based on an evaluation of its earnings, property, interest coverage, capital structure and overall ability to meet its obligations. The proceeds of securities issuances by the Company will be used exclusively by the Company for its electric utility business.

     14. By more clearly separating utility operations from non-utility enterprises, the new corporate structure will afford financial flexibility that will permit the use of financing techniques that are more directly suited to the requirements, characteristics and risks of particular non-utility operations generally without affecting the creditworthiness of the Company. The ability to access different capital markets quickly with a broad range of financial instruments and maturities will allow a financing to be tailored to the type of investment being made on the most attractive possible terms, taking into account the appropriate capitalization ratio for a particular subsidiary. Financial flexibility is necessary to ensure that alternative financing strategies are available to HoldCo and its non-utility subsidiaries since different types of investments and their attendant ownership structures, cash flows, tax considerations and risks require different financing techniques to optimize the economic benefit of the investment.

     15. In contrast to a holding company structure, the Company's current corporate structure cannot accommodate the same degree of financial flexibility or separation because all business activities must be either part of the Company itself or conducted in entities downstream from the Company. As a result, under the present corporate organization, any debt financing by CMP's subsidiaries for diversification purposes is reflected, through consolidation, on the Company's balance sheet, and related income or loss is consolidated on the Company's income statement. Consequently, the financial structure of these non-utility enterprises becomes commingled with the structure of the electric utility business. Existing covenants between CMP and its preferred shareholders and debt holders could restrict the Company from taking full advantage of the best financing techniques for non-utility business ventures. The holding company structure formally isolates the differing investment risks and avoids the restraints which normal utility covenants place on financing flexibility.

     16. The holding company structure also provides better insulation for regulated operations from the performance of unregulated businesses. Conducting non-utility businesses through wholly-owned subsidiaries of HoldCo rather than through subsidiaries of the Company and the financing of their activities separately and independently from the Company will effectively insulate the Company from the potential earnings volatility of these businesses since their activities will not be reflected in the Company's financial statements and any unfavorable financial results of these non-utility enterprises will generally not adversely affect the Company's credit and cost of capital.

     17. The separate delineation of non-utility operations in this manner helps to prevent cost of capital cross-subsidies since the Company's balance sheet and income statement will be unaffected by financings and financial results of other HoldCo subsidiaries. Other cross- subsidization issues may be further diminished through the creation of a wholly-owned corporate subsidiary of HoldCo to provide support services to entities in the holding company group ("ServeCo"). Currently, the Company provides a variety of support services to its utility and non-utility subsidiaries and other affiliates under separate contracts with each such entity. In the reorganized corporate structure, it may be in the Company's best interests for ServeCo rather than the Company to provide support services to HoldCo's direct and indirect subsidiaries requesting such services. These services would be provided by ServeCo on an arms-length, ordinary course of business basis under a written agreement between ServeCo and the requesting entity.3 By shifting the responsibility for providing support services to ServeCo in this manner and as further described in section IV.D of this Application, the frequency of transactions requiring the allocation of common costs between utility and non-utility activities may be significantly diminished. Finally, as discussed in this Application in section V, "CONDITIONS OF REORGANIZATION," the Commission will be entitled to receive the information it needs to monitor and address cost allocation and cross-subsidization issues.

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3/   Additional  information  concerning  ServeCo and its potential services and
     service   contract   provisions  is  contained  in  section  IV.D  of  this
     Application.


     18. The separation of utility and marketing functions into legally separate entities will also facilitate compliance by the Company with the new standards of conduct imposed by 35-A M.R.S.A. ss. 3205.3. By the same token, by formalizing the lines of separation between these entities, it should make the Commission's job of monitoring compliance with those standards easier.

III. DESCRIPTION OF PROPOSED TRANSACTIONS

     19. The first step in accomplishing the proposed reorganization will be the formation of two new corporations: a holding company ("HoldCo") that will ultimately become the parent company of CMP and of CMP's non-utility subsidiaries, owning all the outstanding common stock of these companies, and another corporation whose sole purpose will be to serve as a vehicle in creating the holding company structure ("MergeCo") and which will no longer exist when it has accomplished its limited purpose. HoldCo and MergeCo will not be public utilities at any time before or after the reorganization. Both HoldCo and MergeCo will be Maine corporations.

     20. When HoldCo and MergeCo are formed, CMP will initially own all the outstanding common stock of HoldCo, and HoldCo will own all the outstanding common stock of MergeCo. At that time, the authorized capital stock of HoldCo will consist of 80 million shares of common stock, which is equal to the authorized number of shares of the Company's common stock. HoldCo will issue 100 shares of its common stock to CMP when HoldCo is formed. MergeCo's authorized capital stock will be 1,000 shares of common stock, of which 100 shares will be issued to HoldCo at the time MergeCo is formed.

     21. Next, the Company, HoldCo and MergeCo will enter into an Agreement and Plan of Merger, substantially in the form filed as Exhibit B to this Application (the "Merger Plan"). Under the Merger Plan, the Company will become a subsidiary of HoldCo.

     22. The steps necessary to achieve this result are as follows:

     a. MergeCo will merge into CMP, with CMP being the surviving corporation. On the filing of the Articles of Merger with the Maine Secretary of State or on the date specified in the Articles of Merger, MergeCo will cease to exist (the "Merger Date").

     b. On the Merger Date, each outstanding share of CMP's common stock (excluding shares held by dissenting shareholders who have complied with the requirements of Maine corporate law4) will be converted by operation of law5 into one share of HoldCo common stock. Holders of Company common stock before the merger will automatically become holders of HoldCo common stock, holding the same number of shares, and will cease to be owners of the Company's stock. CMP's shareholders will not be required to exchange their stock certificates, but rather, their stock certificates will represent an identical number of shares of HoldCo common stock.

     c. Also on the Merger Date, the outstanding shares of MergeCo common stock (that is, shares issued to HoldCo at the time MergeCo was formed) will, as a result of the merger of MergeCo into CMP with CMP as the surviving corporation, be converted by operation of law6 into a number of shares of the common stock of the Company equal to the number of shares of the Company's common stock outstanding immediately prior to the share conversion described in part b. above, which will be deemed issued by the Company for this purpose.

     d. Each share of HoldCo common stock issued to CMP when HoldCo was formed will be cancelled by HoldCo. Because the MergeCo shares converted to CMP shares will be the shares originally issued to and owned by HoldCo, the merger of MergeCo into the Company will result in the Company becoming a subsidiary of HoldCo.7

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4/   See 13-A M.R.S.A. ss.ss. 908, 909.

5/   See 13-A M.R.S.A. ss.ss. 901, 905.

6/   See note 5 above.

7/ The form of transaction involving the Company, HoldCo and MergeCo described in this Application to carry out the intended corporate reorganization is referred to as a "reverse phantom subsidiary merger" (also referred to as a "reverse triangular merger"). In states such as Maine where there is no mandatory share exchange statute, this form of transaction is necessary to avoid the potential for a minority common share interest remaining outstanding in the utility.


     23. Under the Merger Agreement, completion of the corporate reorganization is subject to shareholder and regulatory approvals, listing of HoldCo's common stock on the New York Stock Exchange, and a satisfactory tax ruling or opinion with respect to the tax consequences of the merger.

     24. As of the Merger Date, the common stock of HoldCo will be listed on the New York Stock Exchange and the common stock of the Company will no longer be listed on an exchange since it will be owned entirely by HoldCo.

     25. The proposed corporate reorganization will require the approval of the holders of the Company's common stock and 6% Preferred Stock outstanding, voting together as a single class, and of the holders of the Company's common stock, voting separately. The Company intends to present the proposed corporate reorganization to the shareholders at its 1998 Annual Meeting of Shareholders, scheduled for May 21, 1998. The reorganization also requires approval by the Securities and Exchange Commission ("SEC") under the Public Utility Holding Company Act of 1935/8 and the Federal Energy Regulatory Commission under the Federal Power Act./9 In addition, approval or waiver by the Connecticut Department of Public Utility Control/10 and approval by the Nuclear Regulatory Commission may be required./11 The anticipated schedule for obtaining required approvals and for the closing of transactions to carry out the reorganization is attached to this Application as Exhibit C.

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8/   Section 9(a)(2) of the Public Utility Holding Company Act of 1935 ("PUHCA")
     prohibits the acquisition of five percent or more of the securities of a public utility by any person or entity that already owns at least five percent of the securities of another public utility and also prohibits the acquisition of five percent or more of two public utilities unless the SEC has approved the acquisition. Because CMP has at least one public utility subsidiary, SEC approval of HoldCo's acquisition of CMP and its public utility affiliates and of an interest in a new gas distribution utility through a wholly-owned subsidiary is required.

     The Company expects that, as is the case with the Company, HoldCo will qualify for an exemption from the provisions of PUHCA except those relating to the acquisition of the securities of public utility companies. This exemption will be based on HoldCo and each of its utility subsidiaries from which it derives a material part of its income being predominantly intrastate and carrying on their utility business substantially in Maine.

9/ Section 203 of the Federal Power Act requires approval of the Federal Energy Regulatory Commission ("FERC") for the disposition or merger of jurisdictional facilities, which include facilities used in interstate commerce. In this case, the effective transfer of CMP's common stock to HoldCo in the conversion transaction described above triggers FERC jurisdiction.

10/ Approval or waiver may be required due to the Company's ownership of a 2.5 percent interest in the Millstone No. 3 nuclear unit.

11/ The effective transfer of CMP's common stock to HoldCo in the conversion transaction described above may require approval of the Nuclear Regulatory Commission.


IV.  THE ORGANIZATION

     A.  CMP

     26. As of the Merger Date, the new corporate organization, which is illustrated on the chart attached to this Application as Exhibit D, will include HoldCo, a non-operating holding company of which CMP will be a subsidiary, with all of CMP's common stock outstanding being held by HoldCo.

     27. The Company's debt securities, which include bonds issued under the Company's General and Refunding Mortgage Indenture, medium-term notes, industrial revenue and pollution control notes and the note held by the Finance Authority of Maine in connection with the buyout of a non-utility generator contract, and all of its Preferred Stock will remain as outstanding securities of the Company. The terms thereof will not be altered or otherwise affected by the corporate reorganization. In addition, the terms and provisions of the indentures, credit agreements and other debt instruments and the authorized number of shares of Preferred Stock and related capital stock provisions in the Company's Articles of Incorporation (the "Charter") will also not be altered or affected by the reorganization. The reorganization will also not require any changes in the Company's Charter.

     28.  After the Merger  Date,  the  Company  will  continue  to finance  its business operations by issuing its own debt, such as the medium-term notes approved by the Commission in Docket No. 97-493, and preferred equity securities. The proceeds of securities issuances by the Company will be used exclusively by the Company for its electric utility business. Actual financings will depend on specific needs and will take into account capitalization ratios and market conditions. Commission approval will be sought for any other issuances of debt or equity securities by the Company.

     29. As of September 30, 1997, the outstanding indebtedness of the Company was as follows:

              TYPE                         OUTSTANDING PRINCIPAL

General and Refunding Mortgage Bonds:

    Series U, due 4/15/98                      $ 25,000,000
    Series S, due 8/15/98                      $ 60,000,000
    Series T, due 11/1/98                      $ 75,000,000
    Series O, due 1/1/99                       $ 50,000,000
    Series P, due 1/15/2000                    $ 75,000,000
    Series N, due 9/15/2001                    $ 11,000,000
    Series Q, due 3/1/2008                     $ 75,000,000
    Series R, due 6/1/2023                     $ 50,000,000
                                               ------------
                                               $421,000,000

Medium-Term Notes                              $ 43,000,000

FAME Note                                      $ 60,129,000

Long-Term Lease Obligations                    $ 34,985,000

Industrial Revenue and Pollution
  Control Notes                                $ 30,305,000

Short-Term Notes                               $ 50,000,000


     30. As of the same date, equity balances for the Company were as follows:


                                                        SHARES ISSUED AND
         TYPE                    AUTHORIZED SHARES         OUTSTANDING

Common Stock, $5 par               80,000,000              32,442,752
value

Preferred Stock, $25 par            2,000,000                   0
value

6% Preferred Stock, $100              5,713                   5,713
par value

Dividend Series Preferred           2,300,000                 220,000
Stock, $100 par value:                                         30,000
                                                               50,000
    3.50% Series                                               50,000
    4.60% Series                                              300,000
    4.75% Series                                               70,000
    5.25% Series                                              395,275
    7 7/8% Series
    8 7/8% Series
    Flexible Money Market                                   1,115,275
      Preferred Stock,
      Series A - 7.999%


     31. Likewise, other obligations of CMP relating to its electric utility business will be retained by the Company, unaffected by the reorganization. These obligations include the Company's share of decommissioning and other costs relating to nuclear units and potential liability in connection with contaminated sites.

     32. All transmission and distribution plant, including all real estate, fixtures and personal property owned, leased, operated or otherwise used by the Company in connection with the transmission and distribution of electricity prior to the Merger Date will remain assets of CMP and will not be affected by the reorganization.

     33. On the Merger Date, which will occur shortly after the May 21, 1998, Annual Meeting of the Company's shareholders if all necessary approvals have been obtained by that date, CMP will continue to hold all generation assets now owned by the Company, including (i) any assets that are the subject of a binding purchase and sale agreement between the Company and a third party,/12 (ii) any asset for which the Company does not receive an acceptable bid in connection with its current solicitation of bids for the sale of its generation assets,/13
(iii) interests in a nuclear electric generating plant and in companies owning such plants,/14 and (iv) contracts with qualifying facilities/15 or demand-side management or conservation providers or brokers.

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12/  CMP's  application  for approval of the plan for  divestiture of generation assets and other generation interests is the subject of a separate proceeding before the Commission in Docket No. 97-253.

13/  These  generating   assets  are  subject  to  divestiture   under  the  new
     restructuring law and will be transferred at a later date in accordance with the provisions of that law.

14/ CMP owns a 38 percent equity interest in Maine Yankee Atomic Power Company, a 9.5 percent equity interest in Yankee Atomic Electric Company, a 6 percent equity interest in Connecticut Yankee Atomic Power Company, all of whose plants have been permanently shut down, and a 4 percent equity interest in Vermont Yankee Nuclear Power Corporation. CMP also owns a 2.5 percent interest as a tenant in common in Millstone Unit No. 3, which has been off-line for regulatory reasons since March 31, 1996.

15/ The Company has offered for sale rights to capacity and energy under purchased power agreements, and the sale of such rights will be required after February 28, 2000 as provided in the new restructuring law.


     34. As of the Merger Date, the Company will continue providing electric service to its customers and all transmission services it now provides. To meet its service obligations to existing and new customers, the Company will procure its energy and capacity requirements from one or more of the following sources until the beginning of retail competition: (i) Company-owned generation assets under contract to a prospective purchaser,/16 (ii) contracts with any successful bidder or bidders to buy back all or a portion of the energy and capacity formerly provided by a purchased generating asset, (iii) Company-owned generation assets that are being retained by the Company as described in the preceding paragraph, and (iv) one or more contracts pursuant to a Request for Proposals for replacement power issued by the Company in November 1997. This energy portfolio will be managed for the sole benefit of the Company and its customers by a new wholly-owned non-utility energy and marketing subsidiary of HoldCo that will, after the commencement of retail access, be an "affiliated competitive provider" as defined in the new restructuring law ("EnerMark"). EnerMark's energy portfolio management group, which will include employees currently performing supply planning and procurement functions for the Company's Energy Services business unit who will be transferred to EnerMark after the reorganization, will be responsible for managing the Company's supply portfolio under a Management Services Agreement filed with this Application as Exhibit E.

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16/  The Company will  continue to operate all  generating  facilities  from the execution of any purchase and sale agreement to the time of closing of any sale or sales of those facilities.


     35. Under the Management Services Agreement, EnerMark will provide supply planning services to the Company, manage its power supply portfolio, and procure for the Company's account alternate supplies that balance cost and risk, with the objective of optimizing the cost-effectiveness of resources for the benefit of the Company's franchise customers. EnerMark's services under the Agreement will be provided at EnerMark's cost, including a rate of return on invested capital equal to the Company's allowed return and performance-based incentive payments. Pricing of the contract services at cost is appropriate because it provides a clear and readily measurable basis for setting prices, makes the functional separation between CMP and EnerMark cost-neutral to the Company's ratepayers, and, by including a performance-based incentive element, promotes efficiencies that may otherwise be discouraged by using a cost approach to pricing. Any energy supply procured by EnerMark for the Company will also be provided at cost, as described.

     36. In the event that the Company has available excess energy or capacity in its portfolio, EnerMark may sell such energy or capacity to a non-affiliated wholesale or retail customer for the Company's account.

     37. Assets of the Company not directly used in its transmission and distribution business, other than generating assets proposed to be transferred or retained by the Company as described in paragraph 33, may be transferred to different entities in the holding company system at different times, depending on the nature and use of the asset and whether any such transfer is in the Company's best interests. By way of illustration, such assets may include office equipment, furniture and materials currently used by various functions in the Company that the Company may determine, after careful consideration of economies, efficiencies, management and other factors, could be conducted independently of the Company's core business. Such transfers could further the objective of achieving a clearer separation between utility and non-utility businesses and assets used in conducting those businesses. The transfer of such assets to other entities and their administration and maintenance of those assets could also help to avoid ongoing cost allocation and cross-subsidization issues arising from transactions between the Company and non-utility subsidiaries of HoldCo. Any transfers of such Company assets would be at the higher of market value or book value, as approved in the Commission's Order dated December 12, 1995 in Docket No. 95-251 (relating to approval of the creation of TeleSmart, a wholly-owned non-utility subsidiary of the Company) and its Order dated August 1, 1995 in Docket No. 95-092 (relating to approval of the creation of MaineCom Services, a telecommunications company wholly-owned by
CMP).

     38. Employees of the Company who are now Distribution Services business unit employees (currently approximately 1,100 in number) will be retained by the Company. Company employees who administer the Company's purchased power agreements also will remain Company employees. Company employees who now perform energy portfolio management (supply planning and procurement) and retail sales and marketing functions in the Company's Energy Services business unit, will, after the reorganization, be employees of EnerMark. Energy Services business unit employees in the Technical Services (formerly Engineering) and Environmental and Licensing departments will become employees of The Union Water-Power Company ("Union Water")17/ in its E/PRO division, unless alternate employment arrangements are made for certain Technical Services employees in connection with any sale of generation assets by the Company. If the Company should determine, after consideration, that it is in the Company's best interests to centralize support services, employees performing support functions for the Company may become ServeCo employees in connection with the reorganization at a time that meets the business needs of the Company.

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17/  The Union Water-Power Company ("Union Water") is a wholly-owned non-utility subsidiary of the Company. See section IV.C below for a description of its business activities. E/PRO, currently a division of CMP International Consultants, another wholly-owned Company subsidiary, will be transferred to Union Water as part of the reorganization. See section IV.C below for a discussion of the proposed transfer of E/PRO to Union Water.


     39. As a transmission and distribution utility, the Company anticipates continuing to invest in and promote economic development in Maine and will also seek to maximize the use of its delivery infrastructure through arrangements with affiliates or third parties. In this proceeding, the Company requests approval of the licensing, lease or other transfer of interests in its rights-of-way and transmission and distribution structures to entities involved in pipeline and gas distribution projects in the Company's service area/18 and other transfers of assets to such entities on the terms approved in Docket No. 95-092. Maine Electric Power Company, Inc. ("MEPCO"), a transmission utility in which the Company holds a 78.3 percent equity interest, joins in this request with respect to the use or transfer of interests in its transmission structures and rights-of-way./19

     40. In Docket No. 95-092, the Commission approved a stipulation by Order dated July 13, 1995 allowing the Company to transfer to a generation or telecommunications subsidiary or other affiliate assets with a value not exceeding $100,000 per transaction, up to an annual amount of $1,000,000, without further Commission approval. The Stipulation requires CMP to notify the parties in that Docket of the use or transfer of transmission or distribution structures or rights-of-way for telecommunications projects and the valuation method and value used for any transfer. The Company is required to obtain Commission approval for the transfer or beneficial use of an asset whose value is indeterminate or not susceptible to definitive calculation. The stipulation provides that the value of a transferred asset or of its beneficial use will be deemed to be readily determinable and susceptible to definitive calculation if any of the following exists: (i) an external market for similar uses of assets of that type, (ii) a competitive alternative that allows the accomplishment of a similar business purpose, or (iii) demonstrable present or deferred CMP customer service enhancements. The subsidiary or affiliate must pay the higher of market value or book value, with revenue from such transfers flowing to the benefit of ratepayers to the extent the asset has been depreciated.

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18/  The Company's interest in such projects and proposed new entities to pursue such interests are discussed in section IV.D below.

19/  For additional information concerning MEPCO, see P. 48 below.


     41. Approval of the requests of the Company and MEPCO in this proceeding will permit each of them to transfer, lease or license assets, including rights-of-way and related structures, with a value of $100,000 or less per transaction up to an aggregate value of $1,000,000 per year to pipeline and gas distribution entities, subject to terms identical to those in Docket No. 95-092. This additional capacity with respect to Company assets will facilitate business arrangements that will contribute value while safeguarding against ratepayer subsidization of those business arrangements as a result of inappropriate transfer pricing.

     42. In addition, the Company may be presented with business opportunities allowing it to capitalize on its core competency of operating a large infrastructure business with highly-skilled employees and its reputation for quality service by making available to other non-affiliated utilities expertise in transmission and distribution matters in the form of technical services and advice. The Company anticipates that these services will be only an incidental part of its transmission and distribution business and will not be aggressively marketed.

     43. Services provided to other utilities would be provided through Union Water under a Services Agreement between the Company and Union Water attached to this Application as Exhibit F. The Services Agreement is based on an existing services agreement between the two companies./20 It will allow Union Water to supplement its expertise on transmission and distribution matters on an as-needed basis with CMP employees having the technical expertise required. Because of the proposed build-up of in-house engineering and related expertise at Union Water through the transfer of employees in the Technical Services department that is now part of the Energy Services business unit of the Company to Union Water as discussed below, it is anticipated that the need for additional expertise will be infrequent.

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20/  The existing agreement,  which was approved by the Commission in Docket No.
     93-092, permits CMP to provide various support services to Union Water and allows Union Water to provide real estate management and development and recreational and river facilities management and development services to CMP.


     44. In the event that CMP staff expertise is required, the work will be structured to avoid any significant conflict with CMP work, and in all instances, priority will be given to CMP work. Time spent by CMP employees in furnishing services through Union Water will be recorded separately, and Union Water will compensate the Company for such services at the higher of the Company's fully allocated cost or the market rate for such services.

     45. By making employees with specific expertise available on these terms, CMP's customers will be adequately protected from improper cost allocations and deficiencies in service while the Company's employees will have additional interesting and challenging work and professional development opportunities that may not only help CMP in retaining them but that may also benefit CMP by sharpening and expanding the skills used in their work for the Company.

     46. After the Merger Date, the Company will continue to be regulated by the Commission. As an operating utility, the Company will be subject to regulation by the Commission with respect to its rates, securities issuances, transactions with affiliates, accounting, customer service, asset transfers (with the exception described in paragraphs 39 through 41 of this Application if approved by the Commission), and other matters. In addition, the Commission will continue to have the power to review and approve reorganizations, as defined in Section 708 of Title 35-A M.R.S.A., that propose to create public utility affiliates of the Company or of HoldCo. The holding company structure proposed in this Application will not in any way impair the Commission's ability to protect the public interest in connection with the Company's operations. To the contrary, by providing the maximum separation of utility and non-utility lines of business and related investments, the proposed reorganization will enhance the Commission's ability to assure that there is no cross- subsidization of cost or transfer of business risk from the non-utility enterprises to the Company's utility business. It will also enhance the Commission's ability to monitor the Company's compliance with the standards of conduct created by the restructuring law.

     B.  Existing Utility Affiliates

     47. In the reorganization, CMP will continue to hold its existing equity interests in the following public utilities, each of which is and will remain a subsidiary of CMP: Maine Electric Power Company, Inc. ("MEPCO") and NORVARCO./21 A description of each of these companies follows.

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21/  The Company's voting stock in Aroostook Valley Electric Company ("AVEC"), a wholly-owned public utility subsidiary of the Company that owns and operates a 33 megawatt wood-fired generating plant in Fort Fairfield, Maine, has been offered for sale by the Company. The Company will retain its interest in AVEC, subject to later divestiture, if it does not receive an acceptable bid for the AVEC interest.


     48. MEPCO. The Company owns a 78.3 percent equity interest in MEPCO, a Maine public utility organized on January 3, 1966, in which Bangor Hydro-Electric Company and Maine Public Service Company hold the remaining voting stock. MEPCO owns and operates a 345 kV transmission interconnection between Wiscasset and the Maine-New Brunswick border at Orient, Maine, where its line connects with the portion of the interconnection constructed in New Brunswick by The New Brunswick Power Corporation. MEPCO also owns and operates certain equipment, including microwave communication facilities, in connection with the Hydro-Quebec Phase II ("Phase II") project described in the next paragraph.

     49. NORVARCO-Chester SVC Partnership. NORVARCO, a wholly-owned subsidiary of the Company incorporated in Maine on April 12, 1990, is one of two general partners with 50 percent interests in Chester SVC Partnership, a general partnership that owns a static var compensator facility ("SVC") located in Chester, Maine, adjacent to MEPCO's 345 kV transmission line. The SVC provides necessary transmission system reinforcements that support the Phase II transmission line expansion constructed in New Hampshire and that allow the Phase II facilities and the MEPCO transmission line to operate at their maximum capabilities simultaneously. The Commission approved the creation of NORVARCO and Chester SVC Partnership on July 31, 1990 in Docket No. 90-100.

     50. After the Merger Date, each of the public utility affiliates of the Company will continue to be regulated to the same extent as currently regulated by the Commission and by any federal regulatory agency.

     C. Existing Non-Utility Affiliates

     51. To carry out the proposed corporate reorganization, CMP proposes to transfer its equity interests in all but one of its wholly-owned non-utility subsidiaries by dividending the stock of those entities to HoldCo. CMP's indirect affiliates will maintain their existing relationships with the companies that are now wholly-owned subsidiaries of CMP./22 CMP's wholly-owned subsidiaries are as follows:

     a. CMP International Consultants ("CMPI"), which was incorporated in Maine on August 27, 1992, provides consulting, planning, training and project management services to foreign and domestic utilities and government agencies in various aspects of utility operations and utility support services. CMPI's Center for Energy Information division provides information and research services and related consulting. E/PRO, also a division of CMPI, provides engineering, environmental, licensing and other technical services. The Commission approved the creation of CMPI (formerly named Integrated Resource Management Services) by Order dated August 6, 1992 in Docket No. 92-104. The Commission's November 1994 Order in Docket No. 94-147 authorized the Company to invest up to $1.5 million in CMPI for expanded business activities and required that any profits or losses be reported above the line.

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22/  For example,  FiveCom,  Inc., in which  MaineCom  Services,  a wholly-owned subsidiary of CMP, holds a majority interest, will maintain its current relationship with MaineCom.


     b.   Central  Securities  Corporation  ("Central"),   a  Maine  corporation
          organized on June 23, 1919, owns real estate located in the Company's service area.

     c. Cumberland Securities Corporation ("Cumberland") also owns real estate in the Company's service area. Cumberland is a Maine corporation, existing since September 23, 1929.

     d. Kennebec Hydro Resources, Inc. ("Kennebec Hydro") is the general partner with a 50 percent interest in The Merimil Limited Partnership ("Merimil"), which owns the Lockwood Hydroelectric Project, a qualifying facility located in Waterville. The limited partners in Merimil are not affiliates of the Company. Kennebec Hydro's participation in Merimil was authorized by the Commission by Order dated May 7, 1985 in Docket No. 84-226. It is a Maine corporation that has existed since August 17, 1983./23

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23/  The Company has offered  its  interest in Kennebec  Hydro for sale.  If the
     Company does not receive an acceptable bid, it will retain the Kennebec Hydro interest subject to later divestiture.


     e. MaineCom Services ("MaineCom"), a Maine corporation organized on July 25, 1995, develops telecommunications projects and provides telecommunications services. MaineCom holds direct and indirect voting interests (approximate) in various entities that are in the business of developing a fiber optics network in New England, as follows:

          FiveCom, Inc.                                    85%
          FiveCom Maine LLC                                66%
          New England Fiber Communications LLC             40%


          In turn, these MaineCom affiliates hold voting interests (approximate) as follows:

          FiveCom, Inc.           88% in FiveCom LLC
          FiveCom LLC             33% in FiveCom Maine LLC
                                  60% in NECOM LLC

          MaineCom was created pursuant to a July 1995 Commission Order in Docket No. 95-092 authorizing the creation of subsidiaries and other affiliates to participate in telecommunications business ventures in the New England states and the Canadian provinces of New Brunswick, Nova Scotia and Quebec, and in generation and generation marketing projects and activities outside New England and New York, and related consulting. The 1995 Order authorized the Company to invest up to an aggregate amount of $30 million, provided that each proposed investment in a specific business activity was reviewed in advance by the Commission./24 An August 28, 1997 Order issued by the Commission in Docket No. 97-410 approved an increase in the authorized aggregate investment to $50 million, with an automatic decrease to $30 million as of April 1, 1999, and a loan by CMP of $30 million to FiveCom LLC for completion of a New England fiber optics network. The stipulations approved in both dockets require that profits and losses from telecommunications and generation ventures be reported below the line and include a ratepayer "hold harmless" provision.

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24/  No  application  is required for  generation  investments  if the Company's senior secured debt is rated at investment grade by the three rating agencies that rate Company securities.


     f. TeleSmart, a Maine corporation organized on September 12, 1995, provides collections and related accounts receivable management services. Its division Teltech Resource Group collects charged-off accounts. The creation of TeleSmart was approved by the Commission on September 9, 1995 in Docket No. 95-251. By Order dated March 4, 1997 in Docket No. 97-025, the Commission authorized the Company to invest up to $2,500,000 in TeleSmart. The stipulation approved by the Commission in Docket No. 95-251 provides for above-the-line reporting of profits and losses, with any losses excluded from earnings sharing under paragraph number 7 of the Alternative Rate Plan Stipulation in Docket No. 92-345(II). Under the Commission's Order in Docket No. 95-251, creation of a TeleSmart affiliated interest (as defined in Section 707 of Title 35-A M.R.S.A.) requires prior Commission review.

     g. Union Water, which was incorporated in Maine on January 1, 1879, provides river facilities management, including the management of dams, reservoirs, fishways and oxygenation facilities; utility support services such as underground facility locating, infrared photography to detect excess heat in electrical equipment and motors, and workorder ticket management; and, through its UnionLand Services division, real estate management, development and leasing, and land and modular housing sales. Union Water also owns 25 percent of the voting stock of Androscoggin Reservoir Company ("ARCO"), which owns a storage reservoir and dam on the Androscoggin River. ARCO, whose other owners are Public Service Company of New Hampshire and three paper companies, also owns real estate and other facilities at Aziscohos Dam that it leases to a qualifying facility.

     52. To carry out the corporate reorganization, CMP will transfer its existing equity interests in all of these wholly-owned subsidiaries except Kennebec Hydro by dividending the stock it holds in those entities to HoldCo. CMPI, Central, Cumberland, MaineCom, TeleSmart and Union Water will, after such transfer, be wholly-owned subsidiaries of HoldCo.

     53. In addition, as part of the proposed reorganization, the E/PRO division of CMPI will be transferred to and established as a division of Union Water. E/PRO now provides and will continue to provide energy engineering services such as the design, construction and construction management, maintenance, repair and performance-testing of various aspects of transmission lines and substations, power and lighting systems, hydroelectric generating stations, and river recreation facilities. It will also continue to provide environmental services including training and compliance, site evaluation and management, regulatory reporting and filings, environmental impact studies, and licensing. E/PRO currently has approximately 20 full-time and part-time employees./25 In connection with the reorganization, the 36 employees who now work in the Company's Technical Services group will become Union Water employees, working in the E/PRO division./26 In addition, most of the 15 employees currently with the Company's Environmental and Licensing group will also be employed in the E/PRO division, with the remainder being retained by the Company. These totals do not include Company employees in the Technical Services group who were previously transferred to the Company's Distribution Services business unit and who will continue as Company employees after the reorganization. These Distribution Services employees include transmission and distribution system engineers and designers.

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25/  This  number  excludes  CMP  retirees  hired  by  E/PRO  for  start-up  and maintenance of the Company's Mason Station to meet capacity requirements in New England during extended nuclear plant outages.

26/ Some of these employees may be offered employment by a purchaser of the Company's generation assets. If such employment is accepted, fewer than 36 Company employees in the Technical Services group will become E/PRO employees.


     54. In connection with the solicitation of bids for its hydroelectric generating stations, the Company has also offered for sale its 24.8 percent equity interest in Kennebec Water Power Company, a Maine corporation whose business is to regulate the flow of the Kennebec River, and its 14 percent partnership interest in the Gulf Island Pond Oxygenation Project, a Maine general partnership with CMP and three paper companies as partners. The partnership owns and operates an oxygenation facility at Gulf Island Pond on the Androscoggin River at Greene. These interests will be retained by the Company if the Company does not receive an acceptable bid for its hydro stations.

     D. New Affiliates

     55. This Application also proposes the creation of several possible new entities. These entities are (i) EnerMark, which will be a wholly-owned non-utility subsidiary of HoldCo, (ii) a limited liability company that will be owned equally by a new HoldCo wholly-owned subsidiary and New York State
Electric & Gas Corporation or its affiliate for the purpose of providing gas service in Maine ("CMP Gas Company"), (iii) a wholly-owned corporate subsidiary of HoldCo ("GasCo") created to hold a membership interest in CMP Gas Company,
(iv) a wholly-owned subsidiary of HoldCo ("PipelineCo") that will hold an equity interest in a pipeline project that may be constructed from Nova Scotia through Maine, and (v) a service company to provide support services to entities in the reorganized corporate structure that would, if created, be wholly-owned by HoldCo ("ServeCo"). Each of these entities is discussed in turn.

     56. EnerMark. EnerMark's two focuses will be supply planning and procurement through its energy portfolio management group, and retail sales and marketing through its existing Combined Energies unit, which serves industrial and medium and large commercial customers, and its small commercial and residential unit.

     57. During the transition to retail competition, the role of the energy portfolio management group will be to build and manage a replacement power portfolio to serve the Company's franchise customers, as previously described./27 The objective will be to convert CMP's existing portfolio of Company generation assets to a portfolio based on contracts that balance price and risk. Meeting this objective is important not only in optimizing the cost-effectiveness of resources for CMP until March 1, 2000, but also in creating a separate supply portfolio for EnerMark's own account to serve customers reliably and at competitive prices in northeastern states with retail access, including Maine, as soon as permitted. After the commencement of retail access, sales by the energy portfolio management group may be made to the retail sales and marketing group to supply retail customers or directly to large sophisticated customers. In addition, the energy portfolio management group may sell at wholesale in other markets./28

--------
27/ A two-pronged approach will be used to rebuild the Company's supply portfolio. First, the Company has requested that each entity bidding on its generation assets also submit a proposal for replacing the power that would have been available from the purchased asset. Second, the Company has issued a general replacement power request for proposals. The proposals received through both avenues will be used to build a portfolio meeting price and risk objectives.

28/ Creation of a power marketer will require FERC approval to charge market-based rates under Section 205 of the Federal Power Act.


     58. To retain and build its customer base, the retail sales and marketing group, through its Combined Energies and small commercial and residential units, will market energy and related services and products to targeted customers in Maine after the commencement of retail access and in other selected areas where retail access is in effect. To meet customer needs, Combined Energies will use a "whole energy" approach, offering energy management services ranging from energy audits and energy supply planning through project and construction management and follow-up training and monitoring. Some of these services will be provided directly by Combined Energies, while others will be subcontracted. The small commercial and residential unit will sell ready-made energy-related products and services that are available from recognized vendors. Both units will offer unbundled energy and energy-related, unregulated products and services as well as energy bundled with such products and services. EnerMark will not engage in any joint advertising or marketing with, advertise or market on behalf of, or provide marketing or advertising services to the Company at any time.

     59. CMP Gas Company. On November 12, 1997, the Company and New York State Electric & Gas Corporation ("NYSEG") entered into an agreement to form a Maine limited liability company called "CMP Gas Company, L.L.C.," subject to receiving necessary regulatory approvals. With respect to its proposed operations in Maine, CMP Gas Company will be a regulated "gas utility" as defined in section 102 of Title 35-A M.R.S.A. The agreement between CMP and NYSEG for CMP Gas Company, including its appendices, which contain a form of promissory note and proposed support services agreements between the Company and CMP Gas Company and also between NYSEG and CMP Gas Company, are attached to this Application as Exhibit G. CMP will not participate in CMP Gas Company directly. Rather, as proposed in this Application, a new wholly-owned subsidiary of HoldCo ("GasCo") will be created to hold a 50 percent membership interest in CMP Gas Company. The remaining 50 percent membership interest will be held by NYSEG or a NYSEG affiliate.

     60. CMP Gas Company will be formed for the purpose of constructing, owning and operating a natural gas distribution company to provide gas distribution and related services to Maine customers who do not currently have access to natural gas as an energy option and to New Hampshire customers in the proximity of the proposed pipeline of the Portland Natural Gas Transmission System or of Maritimes & Northeast Pipeline or both. The New Hampshire portion of the gas distribution business may be conducted in one or more different entities in which either GasCo or another HoldCo affiliate may hold an interest./29 CMP Gas Company may also engage in other businesses, as determined by its four-member Management Committee.

     61. Participation in the gas distribution business will not only provide an additional energy option to Maine and possibly New Hampshire consumers, but is also functionally related to the core strength of distributing energy. This strategic fit will be enhanced through the alliance with NYSEG, which serves more than 280,000 natural gas customers in central and upstate New York, where the terrain, climate and population densities resemble those in Maine.

--------
29/ SEC approval of HoldCo's acquisition of one or more gas distribution utilities will be required under section 9(a)(2) of PUHCA, whose provisions are discussed in note 8 above.


     62. PipelineCo. In addition to participating in the natural gas distribution business through entities described in the preceding paragraphs concerning CMP Gas Company, CMP has entered into an agreement with Maritimes & Northeast Pipeline, L.L.C. ("Maritimes") to explore up to a 10 percent equity participation by the Company or an affiliate in a possible new pipeline company that would construct, own and operate the United States portion of Maritimes' proposed natural gas pipeline. That pipeline would stretch from off-shore fields in Nova Scotia across Maine. CMP's agreement with Maritimes also provides for possible equity participation up to the same level in a Canadian entity that would construct, own and operate the Canadian portion of the pipeline from the U.S.-Canadian border across Nova Scotia. As proposed, the two pipeline companies will be structured as limited liability companies in which a new HoldCo wholly-owned subsidiary ("PipelineCo"), rather than the Company, will be the equity participant through membership interests in these entities. Because no gas distribution is intended from the pipeline, PipelineCo and the two limited liability pipeline companies will not be public utilities.

     63. ServeCo. The Company may determine, after considering various factors, including cost-effectiveness, personnel and management, that it is in the Company's best interests to centralize the support services provided by various functional areas of the Company and certain other functions by shifting these functions along with Company employees who perform them and related assets to a new wholly-owned subsidiary of HoldCo that would be created to provide support and possible other services to HoldCo and its subsidiaries and other affiliates, including the Company ("ServeCo"). By way of illustration, services offered by ServeCo to these entities could possibly include advertising, accounting, transportation, purchasing, inventory management, human resources, facilities and real estate management, payment processing, finance and treasury, legal, audit, public relations, budgeting, investor relations, information systems, and governmental affairs, and planning services. These and any other services would be offered under a standardized Services Agreement between ServeCo and any entity in the holding company system requesting services. The form of Services Agreement is attached to this Application as Exhibit H. It is modeled on the standard form of support services agreement between the Company and its affiliates previously approved by the Commission, which provides for pricing at cost./30 In the event that ServeCo is not created or is created at a later date, CMP may provide support services to HoldCo and its affiliates under this standard form of support services agreement, if any of these entities requests such services. The standard form of Support Services Agreement is attached to this Application as Exhibit I. HoldCo and each of its affiliates will be free to obtain any service offered by ServeCo or the Company from unaffiliated sources.

--------
30/ See, e.g., Order dated May 4, 1993 in Docket No. 93-092 (including approval of CMP and Union Water support services agreement), and Order dated November 23, 1994 in Docket No. 94-147 (including approval of CMP-CMPI support services agreement).


     64. The pricing of any services provided by ServeCo under the Services Agreement would be at ServeCo's cost, including a return on capital invested or funds used in rendering the services, which in the case of a Services Agreement between the Company and ServeCo, would be no greater than the Company's allowed return. Cost-basis pricing would include all direct and indirect costs that could reasonably be identified and related to particular services performed by ServeCo. If a service were performed by ServeCo for the benefit of more than one entity, common costs would be equitably allocated to the entities benefiting from the service. In this way, costs not attributable solely to one entity would be apportioned on a cost- causative basis and, if the cause of a cost could not be identified, it would be allocated generally, based on equally weighted ratios of revenues, expenses and assets, consistent with the Federal Communications Commission model for telecommunications carriers favored by the Commission in its Order dated January 28, 1997 in Docket No. 96-053. The Commission has issued a proposed rule on "Requirements for Non-Core Utility Activities and
Transactions Between Affiliates," which the Company is in the process of reviewing and which may affect this approach.

     65. By shifting the responsibility for providing support services to ServeCo in this manner, the frequency of transactions requiring the allocation of costs between utility and non- utility activities that results from the Company acting as the service provider may be significantly diminished.

V.  CONDITIONS OF REORGANIZATION

     66. As discussed in Section II of this Application, the proposed separation of regulated and unregulated businesses through the use of a holding company structure will protect the Company's ratepayers in several respects.

     67. Notwithstanding the protections inherent in the holding company form of organization, the Company is proposing a set of conditions to the reorganization, consistent with 35-A M.R.S.A. section 708. The Company believes that the long-term advantages of the reorganization can be achieved to a significant degree within the terms of these conditions. These conditions will protect the Company's customers and will not unnecessarily burden the operations or hinder the business prospects of HoldCo and its non-utility subsidiaries in an increasingly competitive business environment. In addition, the Commission already possesses a broad array of regulatory mechanisms to ensure that ratepayers are adequately protected through its continued statutory authority to regulate the Company. These conditions are as follows:

     (1) Access to books and records. The Commission will have access to books, records and documents of all public utilities in the holding company system, of HoldCo, and of non-utility affiliates in which HoldCo directly or indirectly holds a majority interest. HoldCo will use its best efforts to produce such books, records and documents.

     (2) Financial statements. HoldCo will provide to the Commission quarterly and annual financial statements, including annual consolidated balance sheets of HoldCo and its subsidiaries, certified by an independent public accountant.

     (3) Affiliated transactions. HoldCo will provide to the Commission an annual statement describing the nature of and basis of allocations for any transactions and other arrangements between any public utility company in the holding company system and HoldCo or any non-utility affiliate of HoldCo. The Commission will have the right to investigate any such transaction or arrangement.

     (4) SEC filings. HoldCo will provide to the Commission copies of all periodic reports filed by HoldCo with the SEC.

     (5) Confidentiality. The Commission will afford all appropriate protections, including the issuance of protective orders, for the business, financial and proprietary information designated by HoldCo or any of its affiliates as confidential.

     (6)  Transfers  of assets.  Assets  may be  transferred  by the  Company in accordance with the terms of the stipulation approved by the Commission in Docket No. 95-092 and the terms proposed in paragraphs 39 through 41 of this Application. Assets transferred to carry out the reorganization as described in this Application will not be subject to the limitations set forth in Docket No. 95-092 or in said paragraphs 39 through 41.

     (7) Loans and liabilities. No public utility affiliate of HoldCo will make any loan to or guarantee or assume any obligation of HoldCo or any of its affiliates without prior Commission approval.

     (8) Ownership of the Company. Without prior Commission approval, HoldCo will not sell, pledge or otherwise transfer any common stock of the Company.

     (9) Total investment. Total investment in non-utility subsidiaries and other non-utility affiliates of HoldCo will be limited to 20 percent of total assets of HoldCo and all of its subsidiaries and other affiliates on a consolidated basis.

     (10) Reorganization costs. All costs arising from the reorganization of the Company to a holding company system will be borne by shareholders.

     (11) Dividend policy. The Board of Directors of the Company must set dividend policy for the Company based solely on the financial performance, needs and health of the Company without regard to the rest of the holding company system.

     (12) Utility securities issuances. Securities issuances by the Company will be done independently of HoldCo. The proceeds of any securities issued by the Company will be used exclusively by the Company for its business.

     (13) Subsequent reorganizations. HoldCo and non-utility subsidiaries or other non-utility affiliates of HoldCo will be allowed to create or participate in joint ventures, general partnerships, limited partnerships, limited liability companies or other affiliations (including without limitation stock ownership in corporations), without the need for Commission review or approval.

     (14) Prior Commission Orders. As a result of the protections inherent in the holding company structure and the conditions set forth herein, ratepayers will be adequately protected from the financial and business risks and costs of non-utility activities; therefore, conditions contained in previous Commission orders (including orders approving stipulations) limiting amounts of investments in non-utility business activities or projects, imposing geographic restrictions, requiring above-the-line treatment, and requiring review of specific projects or activities prior to investing in that project or activity or creating an indirect affiliate of the Company will have no further force and effect from and after the Merger Date (as defined herein).

VI.  APPROVALS REQUESTED

     68. This section lists the specific transactions and arrangements for which Commission approval is requested in this proceeding, with references to the sections of the Application in which the particular transaction or arrangement is discussed. These transactions and arrangements are as follows:

     a. the creation of a corporation that will become the parent company of CMP through its ownership of all the outstanding common stock of the Company ("HoldCo") (Sections II and III);

     b. the creation of a corporation whose only purpose will be to facilitate the corporate reorganization and which, when organized, will be a wholly-owned subsidiary of HoldCo and will cease to exist once it has served its purpose ("MergeCo") (Section III);

     c. the conversion and exchange of all the outstanding shares of the Company's common stock into an equal number of shares of HoldCo's common stock (Section III);

     d. the merger of MergeCo into the Company, with the Company as the surviving corporation, and the resulting conversion of the outstanding shares of MergeCo common stock into a number of shares of the common stock of the Company equal to the number of shares of the Company's common stock outstanding immediately prior to the share conversion described in item c. above, which will be deemed issued by the Company for this purpose (Section III);

     e. the creation of a new energy and marketing affiliate, which will be a wholly-owned corporate subsidiary of HoldCo ("EnerMark") (Sections IV.A and IV.D);

     f. a Management Services Agreement between the Company and EnerMark (Exhibit E) for supply planning and procurement and energy portfolio management services for the period until retail access (Section IV.A);

     g. the transfer by CMP of assets (other than generating assets) not directly used in its transmission and distribution operations, if the Company determines that such transfer is in its best interests, to entities in the holding company system, as described in this Application, to carry out the reorganization (Section IV.A);

     h. the transfer, lease or license by CMP of interests in its rights-of-way and transmission and distribution structures to entities involved in pipeline and gas distribution projects on the terms described in this Application (Sections IV.A and IV.D);

     i. the transfer, lease or license by MEPCO of interests in its transmission structures and rights-of-way to entities involved in pipeline and gas distribution projects on the terms described in this Application (Sections IV.A and IV.D);

     j. a Services Agreement between the Company and Union Water (Exhibit F) under which Company employees could provide technical services to other unaffiliated utilities (Section IV.A);

     k. the dividend by CMP to HoldCo of the stock of specified non-utility wholly-owned subsidiaries of CMP to carry out the reorganization (Section IV.C);

     l. the transactions and arrangements described in the CMP Gas Company, L.L.C. Joint Venture Agreement, including its Appendices (Exhibit G) (Section IV.C);

     m. the creation of a limited liability company to develop, own and operate a natural gas distribution business in Maine in which a new wholly-owned subsidiary of HoldCo will have a 50 percent membership interest and New York State Electric & Gas Corporation or its affiliate will have the other 50 percent membership interest ("CMP Gas Company") (Section IV.D);

     n. the creation of the new wholly-owned subsidiary of HoldCo ("GasCo") that will hold a 50 percent membership interest in CMP Gas Company (Section IV.D);

     o. the creation of one or more entities, one of which may be a wholly-owned subsidiary of HoldCo, to participate in the gas distribution business in New Hampshire (Section IV.D);

     p. the creation of a wholly-owned subsidiary of HoldCo ("PipelineCo") that may participate in a natural gas pipeline project (Section IV.D);

     q. the creation of one or more limited liability companies or other entities through which PipelineCo may participate in a natural gas pipeline project (Section IV.D);

     r. the creation of a wholly-owned subsidiary of HoldCo, if the Company determines that such action is in the Company's best interests, to provide centralized support and other services to entities in the holding company group as may be requested by any such entity ("ServeCo") (Section IV.D);

     s. a form of Services Agreement (Exhibit H) for ServeCo, if created, to provide support services to entities in the holding company group (Section IV.D);

     t. a form of Support Services Agreement (Exhibit I) for CMP to provide support services to entities in the holding company group if ServeCo is not created or otherwise (Section IV.C); and

     u. the creation of one or more affiliated interests of HoldCo and non-utility subsidiaries or other non-utility affiliates of HoldCo, including joint ventures, general partnerships, limited partnerships, limited liability companies and corporations, to enhance the ability of these entities to market and furnish their services (Section II).

     69. The proposed reorganization will allow the Company to continue efficient operations of its utility business while enabling HoldCo and its non-utility subsidiaries to respond more flexibly to new business opportunities for the benefit of the Company's customers and shareholders. The Company respectfully requests that the Commission approve the reorganization described in this Application and the specific transactions and arrangements listed in this section VI on the terms set forth in this Application.

     70. INTERIM APPROVAL REQUESTED. As indicated in Exhibit C, the Company must make various applications and filings in connection with the reorganization, including an application under the Public Utility Holding Company Act as well as the filing of a registration statement under the federal securities laws and a listing application with the New York Stock Exchange. To meet planned timetables, the Company must begin making these applications and filings by late January 1998. These applications and filings must be signed by HoldCo. For this reason, the Company requests that the Commission authorize the Company to create HoldCo by January 12, 1998. This interim authorization will be for the limited purpose of making these applications and filings, and neither the Company nor HoldCo will take any further action pending the Commission's final order in this proceeding.

Dated:  December 8, 1997         /s/ Anne M. Pare
                                 ------------------
                                 Anne M. Pare
                                 Arthur W. Adelberg

                                 Central Maine Power Company
                                 83 Edison Drive
                                 Augusta, ME 04336
                                 207 621-4795

                                 Attorney for Central Maine Power Company and Maine Electric Power Company, Inc.